                      FOR:    International Speedway Corporation
                                                                              CONTACT:   Wes Harris
                                                                                                    Director of Investor Relations
                                                                                                   (386) 947-6465

FOR IMMEDIATE RELEASE
INTERNATIONAL SPEEDWAY REPORTS RECORD REVENUE FOR
SECOND QUARTER OF FISCAL 2004

-Posts Double-Digit Increase in Revenue Over Prior Year-

DAYTONA BEACH, FLORIDA - July 7, 2004 - International Speedway Corporation ("ISC") (Nasdaq/NM: ISCA; OTC Bulletin Board: ISCB) today reported results for the second quarter and six months ended May 31, 2004.

Second Quarter Comparison

Total revenues for the second quarter increased eleven percent to $132.7 million, compared to revenues of $119.6 million in the prior-year period. Prior period financial statements have been restated to reflect discontinued operations, net of tax, related to the previously announced sale of North Carolina Speedway as per the terms of the settlement agreement in the Ferko/Vaughn litigation ("Ferko Settlement"). Operating income was $24.0 million during the period compared to $28.2 million in the second quarter of fiscal 2003. Net income was $6.1 million, or $0.11 per diluted share, compared to net income of $12.5 million, or $0.24 per diluted share, in the prior year.

Results for the second quarter of 2004 include a $13.2 million non-cash pre-tax charge, or $0.16 per diluted share, for the impairment of Nazareth Speedway's long-lived assets and a $5.0 million pre-tax charge, or $0.06 per diluted share, for the early redemption on May 28, 2004 of $225 million 7.875 percent Senior Notes due October 2004 ("Old Notes"). The redemption was funded by the issuance on April 23, 2004 of $150 million 4.20 percent Senior Notes due 2009, and $150 million 5.40 percent Senior Notes due 2014 (collectively the "New Notes"). Results for this year's second quarter also include approximately $1.6 million, or $0.02 per diluted share, for interest incurred on the Old Notes between April 23 and May 28 when both the Old and New Notes were outstanding. In addition, during the quarter the Company capitalized $1.0 million pre-tax for certain legal, consulting and other costs related to the negotiations through a wholly-owned subsidiary of ISC for a site to potentially develop a motorsports facility in the New York metropolitan area.

Second quarter 2003 results include a non-cash pre-tax charge of $2.8 million, or $0.03 per diluted share, for the net book value of assets removed as part of the Homestead-Miami Speedway track reconfiguration project.

Year to Date Comparison

For the six months ended May 31, 2004, total revenues increased to $263.4 million from $239.5 million in 2003. As mentioned earlier, prior period financial statements have been restated to reflect discontinued operations, net of tax, related to the sale of North Carolina Speedway. Operating income for the six-month period was $70.6 million compared to $73.2 million in the prior year. Net income was $33.9 million, or $0.64 per diluted share in 2004, which includes the aforementioned non-cash pre-tax charge of $13.2 million, or $0.16 per diluted share, for the impairment of Nazareth's long-lived assets and the combined pre-tax charges of $6.6 million, or $0.08 per diluted share, for the early retirement of and interim interest incurred on the Old Notes.

In the first six months of 2003, net income was $37.9 million, or $0.71 per diluted share, which includes the previously discussed non-cash pre-tax charge of $2.8 million, or $0.03 per diluted share, for the net book value of assets removed at Homestead-Miami Speedway. In addition, a revenue contribution to ISC's Food, Beverage, and Merchandise Income of approximately $1.6 million, or $0.02 per diluted share, was recorded in the first quarter of 2003, related to the Company's ongoing activities to audit third party vendors' sales reports for prior years.

GAAP to Non-GAAP Reconciliation

The following financial information is presented below using other than generally accepted accounting principles ("non-GAAP"), and is reconciled to comparable information presented using GAAP. Non-GAAP net income and diluted earnings per share below are derived by adjusting amounts determined in accordance with GAAP for certain items presented in the accompanying selected operating statement data, net of taxes. The adjustments relate to: (1) the presentation of North Carolina Speedway's operations as discontinued; (2) the impairment of long-lived assets at Nazareth Speedway; (3) the write-off of the net book value of certain undepreciated assets removed in connection with a major track reconfiguration project at Homestead-Miami Speedway; and, (4) charges associated with refinancing the substantial majority of the Company's long-term debt. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess our core operations.

This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as alternatives to operating income, net income or diluted earnings per share, which are determined in accordance with GAAP.

2004 Second Quarter Highlights

Highlights of the second quarter of 2004 included sold out NASCAR NEXTEL Cup and record NASCAR Busch event attendance at California and Richmond, record attendance for Darlington's Spring Cup event, and increased attendance for certain other events at Talladega, Darlington, Nazareth and Phoenix. In addition, increased broadcast and media revenue, greater spending by the Company's corporate partners at comparable events, and stronger food, beverage and merchandise sales contributed to the quarter's results. Results on a year-over-year basis were impacted by the timing of Homestead-Miami Speedway's IRL IndyCar weekend, which was held in the first quarter of 2004 and the 2003 second quarter. Darlington's Craftsman Truck Series event was also held in the second quarter of 2003, but is scheduled for the fourth quarter of 2004.

"This quarter marked the eighth consecutive year of record second quarter revenues for the Company since going public with our Class A Common shares in late 1996," commented Lesa France Kennedy, President of ISC. "Domestic broadcast revenues continued to drive overall revenue growth, supported by higher attendance and related revenues at substantially all of our races. In addition, we continue to see solid trends in corporate spending, as advertising, sponsorship and hospitality revenues increased for comparable events held during the quarter."

ISC secured multi-year, multi-track official status agreements with Ball Park Franks and Crown Royal during the second quarter of 2004. In addition, the Company announced an agreement with DHL to sponsor the June Nextel Cup event in Michigan. The relationship marks DHL's first venture into the sport of NASCAR. ISC also secured Busch event entitlements at California and Darlington. All of the Company's NEXTEL Cup and Busch series events have title sponsors for 2004.

Ms. Kennedy continued, "In addition to strong operating results for the quarter, we strengthened our portfolio of premier events through our announced acquisition of Martinsville Speedway and additional realignment of NEXTEL Cup and Busch dates. Beginning in 2005, Phoenix will host a second Cup date, Darlington's single Cup event will run at night in May, and California's spring event will follow the Daytona 500. This realignment is expected to result in a net positive impact to revenue and earnings, and should increase the sport's exposure through an expanded nationwide presence, particularly in the western U.S. Finally, the previously announced Ferko Settlement allows us to focus our full attention on growing the Company. "

Recent Events

To date in the third quarter, ISC has hosted several successful major events, including NEXTEL Cup weekends at Michigan and Daytona, an IRL weekend at Richmond, and a NASCAR Craftsman Truck and IRL event weekend at Kansas. Michigan once again hosted a capacity crowd for its NEXTEL Cup DHL 400. At Richmond, the SunTrust Indy Challenge was highlighted by exciting on-track competition and increased year-over-year attendance. Supported by the continued success of its season ticket packages, Kansas recorded sold out attendance for its Craftsman Truck and IndyCar races. Finally, Daytona posted record revenues for its NEXTEL Cup and Busch weekend anchored by the Pepsi 400, one of the highest attended events on the Cup circuit.

For the remainder of the third quarter, the Company will host a Craftsman Truck/IRL weekend and a NEXTEL Cup/Busch weekend at Michigan, a NEXTEL Cup/Grand American Road Racing weekend at Watkins Glen, and an IRL IndyCar weekend at Nazareth. In addition, Chicagoland Speedway will host a NEXTEL Cup/Busch weekend. Overall advanced ticket sales for ISC's remaining events in the third quarter, as well as the balance of the year, are trending ahead of 2003.

Regarding the Company's ongoing efforts to build a motorsports facility in the New York metropolitan area, a collection of land parcels has been identified in Staten Island that could potentially be utilized for the development of a major speedway. The purchase will depend on the outcome of an extensive due diligence process. Moreover, the ultimate decision to develop a motorsports facility in the area will be based on the overall results of a detailed feasibility study, including estimated construction cost, availability of public financing, permitting considerations, traffic and transportation analyses, and other necessary project reviews.

Outlook

The Company reiterates its previously issued third quarter guidance revenues of $145 to $150 million and earnings of $1.26 to $1.28 per diluted share, including the approximate $36 million after-tax gain, or $0.68 per diluted share, on the sale of North Carolina. Third quarter earnings from continuing operations are estimated to range from $0.58 to $0.60 per diluted share.

For the fourth quarter, ISC continues to anticipate revenues of $220 to $225 million and earnings of $0.98 to $1.00 per diluted share.

"Looking to the latter half of the year," continued Ms. France Kennedy, "we see sustained strength in advanced ticket sales, with several events trending significantly ahead of last year. We also continue to anticipate solid growth for sponsorship and corporate hospitality revenue. Combined with strong increases in television and related revenue, we are on-track to post record results for 2004. "

Ms. France Kennedy concluded, "The outlook for the industry remains robust, highlighted by increased exposure and an expanded nationwide presence as a result of recent developments. In addition, we are making important progress on our external development initiatives, including significant headway in the nation's largest media market. Through these strategic initiatives, we have strengthened our industry leadership position and are poised to capitalize on near and long-term growth opportunities. We look forward to a successful second half of fiscal 2004 and beyond."

Conference Call Details

The management of ISC will host a conference call today with investors at 9:00 a.m. Eastern Time. To participate, dial (973) 582-2710 five to ten minutes prior to the scheduled start time and request to be connected to the ISC earnings call. A live Webcast will also be available at that time on the Company's Web site, www.iscmotorsports.com, under the "Investor Relations" section.

A replay will be available one hour after the end of the call through midnight Wednesday, July 14, 2004. To access, dial (973) 341-3080 and enter the code 4918847, or visit the "Investor Relations" section of the Company's Web site.

International Speedway Corporation is a leading promoter of motorsports activities in the United States, currently promoting more than 100 events annually. The Company owns and/or operates 11 of the nation's major motorsports facilities, including Daytona International Speedway in Florida (home of the Daytona 500); Talladega Superspeedway in Alabama; Michigan International Speedway located outside Detroit; Richmond International Raceway in Virginia; California Speedway near Los Angeles; Kansas Speedway in Kansas City, Kansas; Phoenix International Raceway in Arizona; Homestead-Miami Speedway in Florida; Darlington Raceway in South Carolina; Watkins Glen International in New York; and Nazareth Speedway in Pennsylvania. Other track interests include an indirect 37.5% interest in Raceway Associates, LLC, which owns and operates Chicagoland Speedway and Route 66 Raceway near Chicago, Illinois.

The Company also owns and operates MRN Radio, the nation's largest independent sports radio network; DAYTONA USA, the "Ultimate Motorsports Attraction" in Daytona Beach, Florida, the official attraction of NASCAR; and subsidiaries which provide catering services, food and beverage concessions, and produce and market motorsports-related merchandise under the trade name "Americrown." For more information, visit the Company's Web site at www.iscmotorsports.com.

Statements made in this release that express the Company's or management's beliefs or expectations and which are not historical facts or which are applied prospectively are forward-looking statements. It is important to note that the Company's actual results could differ materially from those contained in or implied by such forward looking statements. The Company's results could be impacted by risk factors, including, but not limited to, weather surrounding racing events, government regulations, economic conditions, consumer and corporate spending, military actions, air travel and national or local catastrophic events. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained from time to time in the Company's SEC filings including, but not limited to, the 10-K and subsequent 10-Q's. Copies of those filings are available from the Company and the SEC. The Company undertakes no obligation to release publicly any revisions to these forward-looking statements that may be needed to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by International Speedway or any other person that the events or circumstances described in such statement are material.

(Tables Follow)

Consolidated Balance Sheets
(In Thousands)

	November 30, 2003	May 31, 2004 (Unaudited)
ASSETS		
Current Assets:		
Cash and cash equivalents	$ 223,973	$ 364,275
Short-term investments	201	200
Receivables, less allowance of $1,500 in 2003 and 2004	37,996	49,305
Inventories	5,496	9,397
Prepaid expenses and other current assets	4,078	11,584
Total Current Assets	271,744	434,761
Property and Equipment Held for Sale	-	30,330
Property and Equipment, net of accumulated depreciation of $235,672 and $244,314, respectively	884,623	862,718
Other Assets:		
Equity investments	33,706	30,771
Goodwill	92,542	92,542
Other	21,177	25,077
	147,425	148,390
Total Assets	$ 1,303,792	$ 1,476,199
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current Liabilities:		
Current portion of long-term debt	$ 232,963	$ 7,390
Accounts payable	15,739	18,655
Deferred income	106,998	167,375
Income taxes payable	6,877	5,709
Other current liabilities	13,928	14,359
Total Current Liabilities	376,505	213,488
Long-Term Debt	75,168	369,966
Deferred Income Taxes	113,414	122,750
Long-Term Deferred Income	11,894	11,913
Other Long-Term Liabilities	346	284
Commitments and Contingencies	-	-
Shareholders' Equity:		
Class A Common Stock, $.01 par value, 80,000,000 shares authorized; 28,359,173 and 28,568,591 issued and outstanding at November 30, 2003 and May 31, 2004, respectively	283	286
Class B Common Stock, $.01 par value, 40,000,000 shares authorized; 24,858,610 and 24,689,790 issued and outstanding at November 30, 2003 and May 31, 2004, respectively	249	247
Additional paid-in capital	694,719	696,484
Retained earnings	34,602	65,224
Accumulated other comprehensive loss	(333)	(166)
	729,520	762,075
Less: unearned compensation-restricted stock	(3,055)	(4,277)
Total Shareholders' Equity	726,465	757,798
Total Liabilities and Shareholders' Equity	$ 1,303,792	$ 1,476,199

Consolidated Statements of Cash Flows

(In Thousands)

(Unaudited)

	Six Months Ended	
	May 31, 2003	May 31, 2004
OPERATING ACTIVITIES		
Net income	$ 37,856	$ 33,852
Adjustments to reconcile net income to net cash provided by operating activities:		
Depreciation and amortization	20,510	22,020
Discontinued operations depreciation	1,012	843
Amortization of unearned compensation	841	801
Amortization of financing costs	160	(67)
Deferred income taxes	13,312	9,336
Undistributed loss from equity investments	3,022	2,935
Impairment of long-lived assets	-	13,217
Homestead-Miami Speedway track reconfiguration	2,829	-
Loss on early redemption of debt	-	4,988
Other, net	(65)	12
Changes in operating assets and liabilities:		
Receivables, net	(9,355)	(11,309)
Inventories, prepaid expenses and other assets	(8,896)	(11,453)
Accounts payable and other liabilities	(9,709)	(6,367)
Deferred income	57,131	60,396
Income taxes payable	3,572	(1,110)
Net cash provided by operating activities	112,220	118,094
INVESTING ACTIVITIES		
Capital expenditures	(22,774)	(39,559)
Proceeds from asset disposals	99	7
Acquisition costs	-	(1,124)
Proceeds from affiliate	4,075	-
Proceeds from short-term investments	200	200
Purchases of short-term investments	(200)	(200)
Other, net	(910)	(406)
Net cash used in investing activities	(19,510)	(41,082)
FINANCING ACTIVITIES		
Proceeds from long-term debt	-	299,570
Payment of long-term debt	(5,500)	(231,500)
Payment of long-term debt redemption premium	-	(5,340)
Proceeds from interest rate swaps	-	2,771
Deferred financing costs	-	(1,862)
Reacquisition of previously issued common stock	(328)	(386)
Exercise of Class A Common Stock Options	-	37
Net cash (used in) provided by financing activities	(5,828)	63,290
Net increase in cash and cash equivalents	86,882	140,302
Cash and cash equivalents at beginning of period	109,263	223,973
Cash and cash equivalents at end of period	$ 196,145	$ 364,275

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